ACSB Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Certified Public Accountants and Advisors

517 Route One
Iselin, New Jersey 08830
732.855.9600
Fax:732.855.9559
www.acsbco.com

One Penn Plaza
36th Floor
New York, NY 10119
212.867.1319

March 14, 2012

Securities and Exchange Commission
100 F Street NE
Washington, DC 20543-7561

Re: Home System Group Commission File Number 000-49770

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K to be filed by Home System Group on March 14, 2012 regarding our resignation, and have the following comments:

1. We agree with the statements made as they pertain to our firm.

2. We have no basis on which to agree or disagree with any other statements made in item 4.01.

Very truly,

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP